Exhibit 99.1

  NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC. COMPLETES MERGER

WITH GREAT LAKES COOPERATIVE

OMAHA, NE – April 3, 2008 (Market Wire) – Earlier today, Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) closed the previously-announced merger with Great Lakes Cooperative.  The completion of the merger represents an important milestone in Green Plains’ strategy of becoming a vertically-integrated, low-cost producer of ethanol.

Great Lakes is a diversified grain merchandising and agribusiness services company with approximately $146 million in revenues last year.  Great Lakes operates grain storage, agronomy, seed, fertilizer, feed and petroleum business units at seven sites located in close proximity to Green Plains’ ethanol plant in Superior, Iowa, which is scheduled to begin operations later this spring.  Pursuant to the terms of the merger, Great Lakes became a wholly-owned subsidiary of Green Plains.  The cooperative’s name has changed to Green Plains Grain Company LLC.

“Green Plains is a larger, more competitive company because of today’s merger,” said Wayne Hoovestol, Chief Executive Officer. “The integration of Great Lakes’ business units with our ethanol production operation should increase efficiencies, reduce commodity price and supply risks and diversify our cash flows. By consolidating these strategic grain assets, we believe Green Plains will have a competitive advantage in corn procurement. The merger supports our goal of greater earnings per gallon of ethanol produced and added shareholder value.”

“With the integration of Great Lakes, Green Plains owns grain storage capacity of approximately 19 million bushels,” continued Hoovestol.  “The addition of Great Lakes’ agribusiness units allows Green Plains to build stronger relationships with grain producers, opening the door for future business opportunities. Furthermore, the addition of Great Lakes’ experienced and knowledgeable workforce will provide a significant benefit to our organization.”

As consideration, Great Lakes’ members received approximately $12.5 million in cash and 550,352 shares of Green Plains’ common stock.  To finance the merger and ongoing operational requirements, Green Plains entered into term and revolving loan agreements with a group of lenders and financial institutions.

“We are thankful to our lenders for putting together the loan package and facilitating this agreement in a challenging credit market,” said Hoovestol. “The merger and related financing involved several complex and unanticipated real estate, equipment and commodity issues.  Green Plains greatly appreciates the patience and cooperation of Great Lakes’ board, employees and members throughout this process.”

“Today’s merger is the culmination of more than a year’s worth of hard work and careful negotiations,” said Kevin Adolf, outgoing Great Lakes President. “We anticipate that Green Plains will create new opportunities for agricultural producers. We have confidence in Green Plains’ strategy of vertical integration and look forward to a mutually-beneficial long-term relationship.”

About Green Plains Renewable Energy, Inc.

Ethanol is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains, based in Omaha, Nebraska, has the strategy of becoming a vertically-integrated, low-cost ethanol producer. Green Plains operates a 50 million gallon corn ethanol plant in Shenandoah, Iowa.  A second 50 million gallon corn ethanol plant is under construction in Superior, Iowa.  The Superior plant is scheduled to begin production later this spring. Green Plains has grain storage capacity of approximately 19 million bushels and provides complementary agronomy, seed, feed, fertilizer and petroleum services at various sites in the Corn Belt.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  There are also significant risks affecting the business of Great Lakes and associated with successfully integrating the merger as disclosed in Green Plains’ Form 10-K.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com

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